Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Current Report on Form 8-K/A filing of Pioneer Bancorp, Inc. of our report dated August 10, 2026 on the financial statements of Targeted Lending Co., LLC as of December 31, 2025, and for the year then ended.

/s/ Chiampou Travis Besaw & Kershner LLP

North Amherst, New York

August 10, 2026